Exhibit 99.2

RISK FACTORS

The proposed transaction contemplated by the License Agreement and Stock Purchase Agreement involve significant risks, many of which cannot be predicted and will be beyond the Company’s control. In addition to the other information contained in this proxy statement, you should carefully consider the risks described below and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this proxy statement, before deciding how to vote your shares of the Company’s common stock.

Risks Related to the Transaction

The Company may not realize the benefits of the proposed transaction if the Company is unable to successfully transition, integrate and support the development and commercialization of inotersen and AKCEA-TTR-LRx.

If the proposed transaction is consummated, the Company will need to successfully transition, integrate and support the assets it would acquire related to the commercialization and development of inotersen and AKCEA-TTR-LRx if the Company is to realize any of the potential benefits of the proposed transaction. The failure to meet these integration challenges, including the addition of inotersen commercial team and other employees from Ionis and the coordination across geographies between the Company’s headquarters in Massachusetts and its commercialization team in other locations, including major global markets, could seriously harm the Company’s results of operations. The Company’s failure to implement an orderly integration could result in failure of, or delays in, the development or commercialization of inotersen and AKCEA-TTR-LRx. Such failure or delay could adversely impact the Company’s business, results of operations, financial condition and prospects for future growth.

The terms of the License Agreement may limit the Company’s ability to achieve the expected benefits of the transaction.

While the Company expects that, if consummated, the proposed transaction will, on the whole, bolster the Company’s capabilities, certain terms of the License Agreement and its other agreements with Ionis may limit the Company’s ability to achieve the expected benefits of the transaction, including:

•	a Joint Steering Committee, or JSC, having equal membership from the Company and Ionis, sets the development strategy for the Company’s drugs by mutual agreement. A Regulatory Sub-committee, established by the JSC and having equal membership from the Company’s company and Ionis, will set the regulatory strategy for each of the Company’s drugs by mutual agreement. If the JSC or the Regulatory Sub-committee cannot come to a mutual agreement, then this could delay the Company’s ability to develop and commercialize inotersen and AKCEA-TTR-LRx. In the event of a disagreement at the JSC, Ionis has final decision making authority on decisions relating to development matters, Akcea has final decision making authority on decision relating to commercial matters, and the holder of the regulatory approvals for a product in a country has final decision making authority for regulatory affairs;
•	the Company will need Ionis’ consent prior to granting any sublicense to a third party for inotersen or AKCEA-TTR-LRx. If Ionis does not grant such consent with respect to a sublicense, then the Company would not be able to enter into such arrangement, which could delay or prevent the Company’s ability to develop and commercialize inotersen and AKCEA-TTR-LRx;
•	the Company will need to obtain Ionis’ approval to in-license a product, acquire a product or acquire another company, until the time Ionis ceases to hold at least 50% of the Company’s outstanding capital stock;
•	the Company only has the right to lead the prosecution and enforcement of certain of the patent rights licensed to the Company under the License Agreement, so called product-specific patent rights. Ionis will control the prosecution and enforcement of other patent rights licensed to the Company, and they may do so in a manner that does not advance or is inconsistent with the Company’s interests; and
•	although the Company’s agreements with Ionis prohibit Ionis from developing and commercializing drugs that modulate TTR via the binding of such drug to the RNA that encodes TTR using the technology licensed to the Company under the License Agreement, Inonis is free to pursue other products that treat the same indications that would be treated by inotersen and AKCEA-TTR-LRx.

Each of the foregoing terms and Ionis’ other rights under the license agreement, could limit the Company’s ability to realize the expected benefits of the license agreement or otherwise limit the Company’s ability to pursue transactions or development efforts other stockholders may view as beneficial.

The development and commercialization of inotersen and AKCEA-TTR-LRx may place strain on the management team’s time and attention and may divert the management team’s attention from the Company’s other existing products.

Although the Company has personnel with experience commercializing drugs, the Company itself has never obtained regulatory approval for, or commercialized, any product. If the proposed transaction is consummated, and if regulatory approval is obtained, the Company plans to commercially launch both inotersen and volanesorsen during 2018. The commercial launches of the products will require significant efforts and the devotion of substantial resources, as the Company will need to finalize regulatory submissions, ensure the manufacturing of sufficient quantities of product to support long-term commercial sales and integrate, optimize or maintain, as applicable, the global sales, marketing, medical, for each of volanesorsen and inotersen, and patient support infrastructure, which may place pressure on the management team’s time and attention. These efforts may also divert the attention of the management team from the Company’s other business operations, such as the development or commercialization of the Company’s other pipeline products, including volanesorsen, AKCEA-APO(a)-LRx, AKCEA-ANGPTL3-LRx and AKCEA-APOCIII-LRx. As a result, the Company’s business, results of operations, financial condition and prospects for future growth could be adversely impacted and the market price of the Company’s common stock may decline.

The transaction, including the Initial Issuance and the potential payment of certain Milestone Payments in shares of the Company’s common stock pursuant to the Payment Election, will further increase Ionis’ ownership of the Company, and the increased ownership concentration and increased importance of Akcea, Ionis may prevent the Company’s other stockholders from influencing significant decisions for a longer period of time.

As of March 1, 2018, Ionis owns approximately 68.2% of the Company’s outstanding common stock. If the proposed transaction is consummated, immediately following the Initial Issuance, Ionis will own approximately 75.2% of the Company’s common stock, which ownership will be expected to increase further if the Company achieves certain Milestone Events and pays the associated Milestone Payment in shares of common stock pursuant to the Payment Election. As long as Ionis beneficially controls a majority of the voting power of the Company’s outstanding common stock, Ionis will generally be able to determine the outcome of all corporate actions requiring stockholder approval, including the election and removal of directors. Even if Ionis were to control less than a majority of the voting power of the Company’s outstanding common stock, it may influence the outcome of such corporate actions so long as it owns a significant portion of the Company’s common stock. If Ionis continues to hold its shares of the Company’s common stock, it could remain the Company’s controlling stockholder for an extended period of time or indefinitely. The proposed transaction will increase Ionis’ ownership percentage, and this increase, along with Ionis’ increased reliance on Akcea as a commercialization partner, given that Akcea could now be commercializing at least two Ionis-developed products (volanesorsen and inotersen), may increase the length of time during which Ionis will control the Company.

Among the proposed terms of the transaction are several changes to the Company’s Investor Rights Agreement with Ionis in light of Ionis’ increased ownership percentage and increased investment in and reliance on the Company. For more detail regarding these changes, see “The Transaction−Investor Rights Agreement” on page 54. As a general matter, these changes increase Ionis’ control over the Company’s affairs. In addition, the License Agreement requires Ionis’s consent to the budget related to the commercialization of inotersen and AKCEA-TTR-LRx.

Ionis’ interests may not be the same as, or may conflict with, the interests of the Company’s other stockholders. You will not be able to affect the outcome of any stockholder vote while Ionis controls the majority of the voting power of the Company’s outstanding common stock, unless Ionis agrees to seek approval of matters by minority stockholders, as is the case with the proposed transaction. As a result, Ionis can control, directly or indirectly and subject to applicable law, all matters affecting the Company, including:

•	any determination with respect to the Company’s business strategy and policies, including the appointment and removal of officers and directors;
•	any determinations with respect to mergers, business combinations or disposition of assets;
•	the Company’s financing and dividend policy; compensation and benefit programs and other human resources policy decisions;

•	termination of, changes to or determinations under the Company’s agreements, including the License Agreement and the Services Agreement, with Ionis;
•	changes to any other agreements that may adversely affect the Company; and determinations with respect to the Company’s tax returns.

Because Ionis’ interests may differ from the Company’s or yours, actions that Ionis takes with respect to the Company, as the Company’s controlling stockholder, may not be favorable to the Company or you.

You will experience dilution of your minority ownership position as a consequence of the issuance of shares of the Company’s common stock in connection with the transaction, including the Initial Issuance and the potential payment of certain Milestone Payments in shares of the Company’s common stock pursuant to the Payment Election. Dilution of your minority ownership position may further reduce the influence that you have on the Company’s management, and could cause the Company’s stock price to decline.

If the proposed transaction is consummated, the Company’s stockholders other than Ionis will experience dilution of their minority ownership positions upon the issuance of the Company’s common stock pursuant to the Initial Issuance and if the Company pays for certain Milestone Payments in shares of the Company’s common stock pursuant to the Payment Election. Such dilution could, among other things, further limit your ability to influence the Company’s management, including through the election of directors following the consummation of the transaction, and could cause the Company’s stock price to decline.

Certain of the Company’s directors may have actual or potential conflicts of interest because of their positions with Ionis.

Stanley T. Crooke, Chairman of the Board and Chief Executive Officer for Ionis, and B. Lynne Parshall, Senior Strategic Advisor and board member for Ionis, serve on the Company’s board of directors and retain their positions or engagements with Ionis. In addition, these individuals own Ionis equity and Ionis equity awards. Ionis common stock, options to purchase Ionis common stock and other Ionis equity awards represent a meaningful portion of these individuals' net worth. Their position at Ionis and the ownership of any Ionis equity or equity awards creates, or may create the appearance of, conflicts of interest when the Company asks these individuals to make decisions that could have different implications for Ionis than the decisions have for the Company. In addition, the Company’s certificate of incorporation provides for the allocation of certain corporate opportunities between the Company and Ionis. Under these provisions, neither Ionis or its other affiliates, nor any of their officers, directors, agents or stockholders, will have any obligation to present to the Company certain corporate opportunities. For example, a director of the Company’s who also serves as a director, officer or employee of Ionis or any of its other affiliates may present to Ionis certain acquisitions, in-licenses, potential development programs or other opportunities that may be complementary to the Company’s business and, as a result, such opportunities may not be available to the Company. To the extent attractive corporate opportunities are allocated to Ionis or its other affiliates instead of to the Company, the Company may not be able to benefit from these opportunities.

Risks Related to Clinical Development, Regulatory Review and Approval

Clinical studies for either inotersen or AKCEA-TTR-LRx may not demonstrate safety or efficacy at the level required by the FDA and foreign regulatory authorities for product approval.

The FDA and EMA are currently reviewing the Company’s application for regulatory approval for inotersen. If the proposed transaction is consummated, the Company and Ionis intend to conduct clinical studies for AKCEA-TTR-LRx and may conduct further clinical studies for inotersen.

Even if positive results on the endpoints for the clinical studies are achieved, the FDA or foreign regulatory authorities may believe the clinical studies do not show the appropriate balance of safety and efficacy in the indication being sought or may interpret the data differently than the Company does, and may deem the results insufficient to demonstrate the appropriate balance of safety and efficacy at the level required for product approval. For example, the FDA or foreign regulatory authorities could claim that the Company has not tested either inotersen or AKCEA-TTR-LRx in a sufficient number of patients to demonstrate that the drug is safe and effective in patients with hATTR or other indications to support an application for marketing authorization for the applicable indication. In such a case, the Company may need to conduct additional clinical studies before obtaining marketing authorization, which would be expensive and delay the development and commercialization of the drug.

Any failure to obtain approval for inotersen on the timeline that the Company currently anticipates, or at all, would have a material and adverse impact on the Company’s business, prospects, financial condition and results of operations and could cause the Company’s stock price to decline.

If the results of clinical testing indicate that AKCEA-TTR-LRx is not suitable for commercial use, the Company may need to abandon AKCEA-TTR-LRx.

Drug discovery and development have inherent risks and the historical failure rate for drugs is high. Antisense drugs are a relatively new approach to therapeutics. If the Company cannot demonstrate that AKCEA-TTR-LRx is safe and effective for human use in the intended indication to the satisfaction of the FDA, the Company may need to abandon AKCEA-TTR-LRx.

If AKCEA-TTR-LRx does not show sufficient safety and efficacy in patients with the targeted indication, it would negatively affect the Company’s development and commercialization goals for the drug and the Company would have expended significant resources with little or no benefit to the Company.

The Company may not be able to benefit from orphan drug designation for either inotersen or AKCEA-TTR-LRx.

The FDA has granted inotersen Orphan Drug Designation for the treatment of patients with polyneuropathy due to hereditary TTR amyloidosis (hATTR), and the EMA has granted Orphan Drug Designation to inotersen for the treatment of patients with ATTR. In the United States, under the Orphan Drug Act, the FDA may designate a drug as an orphan drug if it is intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process, but it can provide financial incentives, such as tax advantages and user-fee waivers, as well as longer regulatory exclusivity periods.

The FDA granted inotersen Orphan Drug Designation and Fast Track Status, and on January 8, 2018, the FDA accepted inotersen’s New Drug Application and set a Prescription Drug User Fee Act (“PDUFA”) date of July 6, 2018. The EMA also granted accelerated assessment to inotersen, which may reduce standard review time.

The Company may lose orphan drug exclusivity for inotersen, for example, if the FDA determines that the request for designation was materially defective or if the Company cannot maintain sufficient quantity of the applicable drug to meet the needs of patients with the rare disease or condition.

Even if the Company maintains orphan drug exclusivity for inotersen or obtains orphan drug exclusivity for the AKCEA-TTR-LRx, the exclusivity may not effectively protect the drug from competition because regulatory authorities still may authorize different drugs for the same condition.

The Company may expend the Company’s limited resources to pursue the development and commercialization of inotersen and AKCEA-TTR-LRx and fail to capitalize on drugs or indications that may be more profitable or for which there is a greater likelihood of success.

If the proposed transaction is consummated, the Company will dedicate a substantial amount of the Company’s resources to commercialize, if approved, inotersen and support the continued development of AKCEA-TTR-LRx. As a result, the Company may forego or delay pursuit of opportunities with the Company’s other drugs or for other indications that later prove to have greater commercial potential. The Company’s resource allocation decisions may cause the Company to fail to capitalize on viable commercial drugs or profitable market opportunities. The Company’s spending on development and commercialization plans for either inotersen or AKCEA-TTR-LRx may not generate profits.

Either inotersen or AKCEA-TTR-LRx could be subject to regulatory limitations following approval.

Even if inotersen or AKCEA-TTR-LRx is approved, the Company and the Company’s partners must comply with comprehensive government regulations regarding the manufacture, marketing and distribution of drug products. Promotional communications regarding prescription drugs must be consistent with the information in the product's approved labeling. The Company and the Company’s partners may not obtain the labeling claims necessary or desirable to successfully commercialize either inotersen or AKCEA-TTR-LRx.

The FDA and foreign regulatory authorities can impose significant restrictions on an approved drug product, including inotersen or AKCEA-TTR-LRx, through the product label and on advertising, promotional and distribution activities.

In addition, when approved, the FDA or a foreign regulatory authority may condition approval on the performance of post-approval clinical studies or patient monitoring, which could be time consuming and expensive. If the results of such post-marketing studies are not satisfactory, the FDA or a foreign regulatory authority may withdraw marketing authorization or may condition continued marketing on commitments from the Company or the Company’s partners that may be expensive and/or time consuming to fulfill.

In addition, if the Company or others identify side effects after either inotersen or AKCEA-TTR-LRx is on the market, if manufacturing problems occur subsequent to regulatory approval, or if the Company, the Company’s manufacturers or the Company’s partners fail to comply with regulatory requirements, with respect to either inotersen or AKCEA-TTR-LRx, the Company or the Company’s partners could be subject to:

•	restrictions on the Company’s ability to conduct clinical studies, including full or partial clinical holds on ongoing or planned clinical studies;
•	restrictions on the manufacturing processes of either inotersen or AKCEA-TTR-LRx;
•	changes to the product label;
•	restrictions on the marketing of either inotersen or AKCEA-TTR-LRx;
•	restrictions on the distribution of either inotersen or AKCEA-TTR-LRx;
•	requirements to conduct post-marketing clinical studies;
•	Untitled or Warning Letters;
•	withdrawal of either inotersen or AKCEA-TTR-LRx from the market;
•	refusal to approve pending applications or supplements to approved applications that the Company submit;
•	recall of either inotersen or AKCEA-TTR-LRx;
•	fines, restitution or disgorgement of profits or revenue;
•	suspension or withdrawal of regulatory approvals;
•	refusal to permit the import or export of either inotersen or AKCEA-TTR-LRx;
•	product seizure;
•	injunctions; or
•	imposition of civil or criminal penalties.

Any one or a combination of these events could prevent the Company from achieving or maintaining market acceptance of either inotersen or AKCEA-TTR-LRx or could substantially increase the costs and expenses of commercializing either inotersen or AKCEA-TTR-LRx, which in turn could delay or prevent the Company from generating any revenue or profit from the sale of either inotersen or AKCEA-TTR-LRx.

Risks Related to the Commercialization of inotersen and AKCEA-TTR-LRx

If the Company cannot establish effective marketing and sales capabilities or enter into agreements with third parties to market and sell either inotersen or AKCEA-TTR-LRx, the Company may not generate product revenue from either inotersen or AKCEA-TTR-LRx.

If the proposed transaction is consummated and if either inotersen or AKCEA-TTR-LRx is approved, for the Company to successfully commercialize the drugs, the Company must successfully manage its marketing, sales and distribution capabilities or make arrangements with third parties to perform these services. The Company may not be successful in doing so. To commercialize either inotersen or AKCEA-TTR-LRx in the initial indications the Company plans to pursue, the Company will need to optimize and maintain a specialty sales force in each global region the Company expects to market the applicable drug, supported by case managers, reimbursement specialists, partnerships with specialty pharmacies, injection training, routine platelet and renal monitoring and a medical affairs team. The Company may seek to further penetrate markets by expanding the Company’s sales force or through strategic partnerships with other pharmaceutical or biotechnology companies or third-party sales organizations.

Even though certain members of the Company’s management team and other employees have experience commercializing drug products, the Company has no prior experience marketing, selling or distributing drug products, and there are significant risks involved in building and managing a commercial infrastructure. It will be expensive and time consuming for the Company to maintain the Company’s own sales force and related compliance protocols to market either inotersen or AKCEA-TTR-LRx. The Company may never successfully optimize or manage this capability and any failure could delay or preclude the launch of either inotersen or AKCEA-TTR-LRx. The Company and the Company’s partners, will have to compete with other companies to recruit, hire, train, manage and retain marketing and sales personnel.

The Company will incur expenses prior to the respective launches of inotersen and AKCEA-TTR-LRx to integrate and manage the marketing and sales infrastructure. If regulatory requirements or other factors cause a delay in the commercial launch of either inotersen or AKCEA-TTR-LRx, the Company would incur additional expenses for having invested in these capabilities earlier than required and prior to realizing any revenue from sales of either inotersen or AKCEA-TTR-LRx. The Company’s sales force and marketing teams may not successfully commercialize either inotersen or AKCEA-TTR-LRx.

To the extent the Company relies on third parties to commercialize any drug products, the Company may receive less revenue than if the Company commercialized either inotersen or AKCEA-TTR-LRx by itself and the Company would have less control over the sales efforts of any other third parties involved in the Company’s commercialization efforts for either inotersen or AKCEA-TTR-LRx.

The Company plans to rely on third-party specialty channels to distribute either inotersen or AKCEA-TTR-LRx. If the Company cannot effectively manage this distribution process, it could harm or delay the commercial launch and sales of either inotersen or AKCEA-TTR-LRx.

If the proposed transaction is consummated, the Company and the Company’s strategic partners may contract with, and rely on, third-party specialty pharmacies to distribute either inotersen or AKCEA-TTR-LRx. A specialty pharmacy is a pharmacy that specializes in dispensing medications for complex or chronic conditions, a process that requires a high level of patient education and ongoing management. The Company’s management team will need to devote a significant amount of its attention to managing this distribution network. If the Company cannot effectively manage this distribution process, the commercial launch and sales of either inotersen or AKCEA-TTR-LRx will be delayed or less successful, which would harm the Company’s results of operations.

In addition, the use of specialty pharmacies involves certain risks, including, but not limited to, risks that these organizations will:

•	not provide the Company with accurate or timely information regarding their inventories, the number of patients who are using either inotersen or AKCEA-TTR-LRx or complaints regarding either inotersen or AKCEA-TTR-LRx;
•	not effectively support either inotersen or AKCEA-TTR-LRx;
•	reduce or discontinue their efforts to support either inotersen or AKCEA-TTR-LRx;
•	not devote the resources necessary to support either inotersen or AKCEA-TTR-LRx in the volumes and within the time frames that the Company expects;
•	not satisfy financial obligations to the Company or others; or
•	cease operations.

Any such events may result in decreased sales and lower revenue for either inotersen or AKCEA-TTR-LRx, which could have a material adverse effect on the Company’s business, prospects, financial condition and results of operations.

If the market does not accept either inotersen or AKCEA-TTR-LRx, the Company is not likely to generate substantial product revenue from either inotersen or AKCEA-TTR-LRx, and this may hurt the Company’s profitability.

Even if the Company obtains a marketing authorization for either inotersen or AKCEA-TTR-LRx, the Company’s success will depend upon the medical community, patients and third-party payors accepting inotersen and AKCEA-TTR-LRx as applicable, as medically useful. Even if the FDA or foreign regulatory authorities authorize the Company’s drugs for commercialization, doctors may not prescribe either inotersen or AKCEA-TTR-LRx to treat patients.

Additionally, in many of the markets where the Company may sell either inotersen or AKCEA-TTR-LRx in the future, if the Company cannot agree with the government or other third-party payors regarding the price the Company can charge for either inotersen or AKCEA-TTR-LRx, then the Company may not be able to sell either inotersen or AKCEA-TTR-LRx in that market. Similarly, cost control initiatives by governments or third-party payors could decrease the price received for either inotersen or AKCEA-TTR-LRx or increase patient coinsurance to a level that makes commercializing either drug economically unviable.

The degree of market acceptance for inotersen and AKCEA-TTR-LRx depends upon a number of factors, including the:

•	receipt and scope of marketing authorizations;
•	establishment and demonstration in the medical and patient community of the efficacy and safety of inotersen and AKCEA-TTR-LRx and their potential advantages over competing products;
•	cost and effectiveness of inotersen and AKCEA-TTR-LRx compared to other available therapies;
•	patient convenience of the dosing regimen for inotersen and AKCEA-TTR-LRx;
•	competition from competing therapies; and
•	reimbursement by government and third-party payors.

Based on the profile of either inotersen or AKCEA-TTR-LRx, physicians, patients, patient advocates, payors or the medical community in general may not accept and/or use either inotersen or AKCEA-TTR-LRx.

The patient population suffering from hATTR is small and has not been established with precision. If the actual number of patients is smaller than the Company estimates, or if the Company cannot raise awareness of the disease and diagnosis is not improved, the Company’s revenue and ability to achieve profitability from either inotersen or AKCEA-TTR-LRx may be adversely affected.

The Company’s estimate of the sizes of the patient populations are based on published studies as well as internal analyses. If the proposed transaction is consummated and if the results of these studies or the Company’s analyses of them do not accurately reflect the number of patients with hATTR, the Company’s assessment of the market potential for either inotersen or AKCEA-TTR-LRx may be inaccurate, making it difficult or impossible for the Company to meet the Company’s revenue goals, or to obtain and maintain profitability. In addition, as is the case with most orphan diseases, if the Company cannot successfully raise awareness of these diseases and improve diagnosis, it will be more difficult or impossible to achieve profitability. For these initial indications, the Company may not maintain or obtain sufficient sales volume at a price high enough to justify the Company’s product development efforts and the Company’s sales and marketing and manufacturing expenses.

If the Company fails to compete effectively, either inotersen or AKCEA-TTR-LRx will not contribute significant revenue.

There are several pharmaceutical and biotechnology companies engaged in the development or commercialization of products that may compete with either inotersen or AKCEA-TTR-LRx. For example, if approved, inotersen could face competition from drugs like patisiran and ALN-TTRsc02 in development by Alnylam, Tafamidis commercialized in Europe and in development by Pfizer and Tolcapone in development by SOM Biotech, and the generic drug Diflunisal. If either inotersen or AKCEA-TTR-LRx cannot compete effectively with products with common or similar indications, the Company may not be able to generate substantial revenue from either inotersen or AKCEA-TTR-LRx.

The Company’s competitors may succeed in developing drugs that are:

•	safer than either inotersen or AKCEA-TTR-LRx;
•	more effective than either inotersen or AKCEA-TTR-LRx;
•	priced lower than either inotersen or AKCEA-TTR-LRx;
•	reimbursed more favorably by government and other third-party payors than either inotersen or AKCEA-TTR-LRx; or
•	more convenient to use than either inotersen or AKCEA-TTR-LRx.

Many of these competitors have substantially greater financial, technical and human resources than the Company does. In addition, many of these competitors have significantly greater experience than the Company does in conducting preclinical testing and human clinical studies, in obtaining FDA and other regulatory authorizations and in commercializing pharmaceutical products. Accordingly, the Company’s competitors may succeed in obtaining regulatory authorization for products earlier than the Company does for its products, including either inotersen or AKCEA-TTR-LRx. Marketing and sales capability is another factor relevant to the competitive position of inotersen and AKCEA-TTR-LRx, and many of the Company’s competitors will have greater marketing and sales capabilities than the Company’s capabilities. Further, inotersen and AKCEA-TTR-LRx are delivered by injection, which may render them less attractive to patients than non-injectable products offered by the Company’s current or future competitors.

These competitive developments could make either inotersen or AKCEA-TTR-LRx obsolete or non-competitive.

If government or other third-party payors fail to provide adequate coverage and payment rates for either inotersen or AKCEA-TTR-LRx, revenue and prospects for profitability for either inotersen or AKCEA-TTR-LRx will be limited.

If the proposed transaction is consummated, in both domestic and foreign markets, sales of inotersen and AKCEA-TTR-LRx will depend in part upon the availability of coverage and reimbursement from third-party payors. The majority of patients in the United States who would fit within the Company’s target patient populations for either inotersen or AKCEA-TTR-LRx have their healthcare supported by a combination of Medicare coverage, other government health programs such as Medicaid, managed care providers, private health insurers and other organizations. Coverage decisions may depend upon clinical and economic standards that disfavor either inotersen or AKCEA-TTR-LRx when more established or lower cost therapeutic alternatives are already available or subsequently become available. Assuming coverage is approved, the resulting reimbursement payment rates might not be enough to make either inotersen or AKCEA-TTR-LRx affordable. Accordingly, if approved, either inotersen or AKCEA-TTR-LRx may face competition from other therapies and drugs for limited financial resources. The Company may need to conduct post-marketing studies to demonstrate inotersen or AKCEA-TTR-LRx cost-effectiveness to satisfy third-party payors. These studies might require the Company to commit a significant amount of management time and financial and other resources. Third-party payors may never consider either inotersen or AKCEA-TTR-LRx as cost-effective. Adequate third-party coverage and reimbursement might not be available to enable the Company to maintain price levels sufficient to realize an appropriate return on investment in product development.

Third-party payors, whether foreign or domestic, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In addition, in the United States, no uniform policy of coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products, including inotersen and AKCEA-TTR-LRx, can differ significantly from payor to payor. Further, the Company believes that future coverage and reimbursement will likely be subject to increased restrictions both in the United States and in international markets. For example, in the United States, recent health reform measures have resulted in reductions in Medicare and other healthcare funding, and there have been several recent U.S. Congressional inquiries and proposed federal legislation designed to, among other things, reform government program reimbursement methodologies for drug products and bring more transparency to drug pricing. Third-party coverage and reimbursement for either inotersen or AKCEA-TTR-LRx may not be available or adequate in either the United States or international markets, which would negatively affect the potential commercial success of either inotersen or AKCEA-TTR-LRx, the Company’s revenue and the Company’s profits.

Risks Related to Dependence on Third Parties

If the Company cannot manufacture either inotersen or AKCEA-TTR-LRx or contract with a third party to manufacture inotersen or AKCEA-TTR-LRx, as applicable, at costs that allow the Company to charge competitive prices to buyers, the Company will not be able to operate profitably.

If the proposed transaction is consummated, to successfully commercialize either inotersen or AKCEA-TTR-LRx, the Company will need to maintain commercial manufacturing capabilities either on the Company’s own or through a third-party manufacturer. The Company has no direct experience manufacturing pharmaceutical products of the chemical class represented by inotersen and AKCEA-TTR-LRx, called oligonucleotides, on a commercial scale for the systemic administration of a drug. The Company expects to rely on third party commercial manufacturing organizations (“CMOs”) to produce inotersen and AKCEA-TTR-LRx if the transaction is consummated. The Company’s business could be negatively affected if one or more of these CMOs ceased to provide the Company with this capability for any reason. Further, if the Company cannot continue to acquire raw materials from these suppliers on commercially reasonable terms or at all, the Company may be required to find alternative suppliers, which could be expensive and time consuming and negatively affect the Company’s ability to develop or commercialize either inotersen or AKCEA-TTR-LRx in a timely manner or at all. The Company may not be able to have either inotersen or AKCEA-TTR-LRx manufactured at a cost or in quantities necessary to make commercially successful products.

The Company cannot guarantee that the Company will have a steady supply of inotersen to satisfy market demand if commercialized at prices that are commercially acceptable, or to complete clinical studies, make registration batches for approval or commercialize AKCEA-TTR-LRxat prices that are commercially acceptable. In addition, if the Company needs to change manufacturers for any reason, the Company will need to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with verifying a new manufacturer could negatively affect the Company’s ability to develop and commercialize these drugs in a timely manner or within budget.

Also, manufacturers must adhere to the FDA's current Good Manufacturing Practices regulations and similar regulations in foreign countries, which the applicable regulatory authorities enforce through facilities inspection programs. The Company’s contract manufacturers may not comply or maintain compliance with Good Manufacturing Practices, or similar foreign regulations. Non-compliance could significantly delay or prevent receipt of marketing authorization for either inotersen or AKCEA-TTR-LRx, including authorizations either inotersen or AKCEA-TTR-LRx, or result in enforcement action after authorization that could limit the commercial success of either inotersen or AKCEA-TTR-LRx.

The Company anticipates that it will depend on Ionis and third parties to conduct the Company’s clinical studies for AKCEA-TTR-LRx, and any failure of those parties to fulfill their obligations could adversely affect the Company’s development and commercialization plans.

If the proposed transaction is consummated, the Company expects to depend on Ionis and independent clinical investigators, contract research organizations and other third-party service providers to conduct the clinical studies for AKCEA-TTR-LRx. The Company relies heavily on these parties for successful execution of the Company’s clinical studies, but does not control many aspects of their activities. For example, typically, the investigators are not the Company’s employees. However, the Company is responsible for ensuring that these third parties conduct each of the Company’s clinical studies in accordance with the general investigational plan, approved protocols for the study and applicable regulations. Ionis and these third parties may not complete activities on schedule or may not conduct the Company’s clinical studies in accordance with regulatory requirements or the Company’s stated protocols. The failure of these parties to carry out their obligations or a termination of the Company’s relationship with these third parties could delay or prevent the development, marketing authorization and commercialization of AKCEA-TTR-LRx.

Risks Related to Intellectual Property

If the Company materially breaches the Company’s obligations under the License Agreement, the Company could lose the Company’s rights to inotersen and AKCEA-TTR-LRx.

If the proposed transaction is consummated, the Company will obtain the Company’s rights to inotersen and AKCEA-TTR-LRx pursuant to the License Agreement with Ionis. If the Company materially breaches the Company’s obligations under the License Agreement and, as a result, Ionis subsequently exercises its right to terminate it, the Company generally would not be able to continue to develop or commercialize inotersen and AKCEA-TTR-LRx, and Ionis would receive a royalty-free, nonexclusive license to the Company’s improvements to those programs, if any, meaning the Company would lose the benefits of the Company’s investment in these programs.

If the Company cannot protect the Company’s patent rights or the Company’s other proprietary rights related to inotersen and AKCEA-TTR-LRx, others may compete more effectively against the Company.

The Company’s success depends to a significant degree upon whether Ionis has secured, and the Company can continue to secure and maintain, intellectual property rights that protect the Company’s product candidates, including, if the proposed transaction is consummated, inotersen and AKCEA-TTR-LRx. Under the License Agreement, the Company licensed from Ionis rights in patents and patent applications related to inotersen and AKCEA-TTR-LRx, and the Company may in the future own or license additional patent rights. All such patents and patent applications, collectively, are referred to as the Company’s patents and patent applications. Additional patents related to inotersen and AKCEA-TTR-LRx may not issue from any currently pending patent applications or from any patent applications that may be filed in the future in the United States or in other countries, and the Company may not be able to obtain, maintain or enforce the Company’s patents and other intellectual property rights which could impact the Company’s ability to compete effectively. In addition, the scope of any of the patents that have or may issue related to inotersen or AKCEA-TTR-LRx may not be sufficiently broad to provide the Company with a competitive advantage. Furthermore, other parties may successfully challenge, invalidate or circumvent the applicable issued patents so that the Company’s patent rights do not create an effective competitive barrier or revenue source.

If the proposed transaction is consummated, the Company will receive an exclusive license to develop and commercialize inotersen and AKCEA-TTR-LRx under a patent portfolio related to inotersen and AKCEA-TTR-LRx that will include:

•	issued and pending patent claims covering inotersen as a composition of matter, formulation and/or method of use in numerous jurisdictions worldwide, including in the United States and Europe;
•	pending patent applications designed to specifically protect the AKCEA-TTR-LRx composition in the United States and numerous other jurisdictions; and
•	issued and pending patent claims covering the technology underlying AKCEA-TTR-LRx in numerous jurisdictions worldwide, including in the United States and Europe.

The natural term of the last expiring issued U.S. patent covering the composition of matter of inotersen will expire in 2031. Patents issued in other countries will have the same natural term. The Company plans to seek to extend the term of one patent covering each product candidate, if approved, in the U.S. and any other jurisdictions where such extension is available, based upon the development and regulatory review periods for such product candidates and in accordance with applicable laws.

The Company cannot be certain that the U.S. Patent and Trademark Office (the “U.S. PTO”) and courts in the United States or the patent offices and courts in foreign countries will consider the claims in the Company’s patents and applications covering inotersen and AKCEA-TTR-LRx as patentable.

If the Company, Ionis or any other licensor partner loses or cannot obtain patent protection for inotersen or AKCEA-TTR-LRx, it could have a material adverse impact on the Company’s business.

Intellectual property litigation could cause the Company to spend substantial resources and prevent the Company from pursuing the development and commercialization of the products.

If the proposed transaction is consummated, the Company, either alone or in collaboration with Ionis, may have to defend the intellectual property rights related to inotersen and AKCEA-TTR-LRx. If the Company is involved in an intellectual property dispute, the Company may need to litigate to defend the Company’s rights or assert them against others. Disputes can involve arbitration, litigation or proceedings declared by the U.S. PTO or the International Trade Commission or foreign patent authorities. Issuance of a patent is not conclusive of its validity, scope or enforceability. In any such dispute, there is a risk that a patent could, for example, be invalidated or interpreted in a manner adverse to the Company's interests. Even if resolved in the Company’s favor, litigation or other legal proceedings relating to intellectual property claims may cause the Company to incur significant expenses, and could distract the Company’s technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of the Company’s common stock. Such litigation or proceedings could substantially increase the Company’s operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. The Company may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of the Company’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than the Company can because of their greater financial resources and more mature and developed intellectual property portfolios.

Third parties may initiate legal proceedings alleging that the Company is infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of the Company’s business.

The success of this transaction depends upon the Company’s ability, to develop, manufacture, market and sell inotersen and AKCEA-TTR-LRx and to use the Company’s proprietary technologies related to inotersen or AKCEA-TTR-LRx without infringing the proprietary rights and intellectual property of third parties. Extensive litigation regarding patents and other intellectual property rights is common in the biotechnology and pharmaceutical industries especially in highly competitive markets for rare diseases. An adverse result from patent litigation could result in substantial damages or enjoin the Company from selling inotersen and AKCEA-TTR- LRx. Third parties, including competitors, may assert a claim in an attempt to delay or burden the Company’s commercialization of inotersen or AKCEA-TTR-LRx. For example, a potential competitor was recently issued a patent which they have broadly characterized in their most recent annual report on Form 10-K as being directed to single-stranded antisense polynucleotide molecules capable of inhibiting expression of the human transthyretin gene, and having certain combinations of structural features. This third party has also attempted to broadly characterize certain other patents that they hold. While the Company believes that it would have substantial defenses in the event this competitor brought a claim against the Company with respect to inotersen or AKCEA-TTR-LRx, patent litigation is inherently uncertain, involves substantial cost and is a distraction to management. Moreover, the Company’s stock price may be impacted by the existence of or developments during a litigation, even developments that are preliminary in nature.

The Company may in the future become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to inotersen and AKCEA-TTR-LRx, including interference, derivation, reexamination, post-grant review, opposition, cancellation or similar proceedings before the U.S. PTO or its foreign counterparts. Third parties may assert infringement claims against the Company based on existing patents or patents that may be granted in the future. The Company may not be aware of all such intellectual property rights potentially relating to inotersen and AKCEA-TTR-LRx and their uses, or may incorrectly conclude that an issued third party patent is invalid, not infringed or unenforceable. If a third party claims that inotersen or AKCEA-TTR-LRx or the Company’s proprietary technology related to inotersen or AKCEA-TTR-LRx infringe its patents or other intellectual property rights, the Company may have to participate in litigation and other proceedings. If a third party claim is successful, and the Company is found to infringe a valid and enforceable patent, the Company may have to discontinue the development or commercialization of inotersen or AKCEA-TTR-LRx, alter the products or processes, pay license fees or cease certain activities. The Company may not be able to obtain a license to needed intellectual property on favorable terms, if at all. There are many patents issued or applied for in the biotechnology industry, and the Company may not be aware of patents or patent applications held by others that relate to the Company’s business. This is especially true since patent applications in the United States are filed confidentially for the first 18 months. Moreover, the validity and breadth of biotechnology patents involve complex legal and factual questions for which important legal issues remain. Thus, the Company does not know with certainty that the Company’s drugs or the Company’s intended commercialization thereof, does not and will not infringe or otherwise violate any third party's intellectual property.

The Company will not seek intellectual property protection for inotersen and AKCEA-TTR-LRx in all jurisdictions throughout the world and the Company may not be able to adequately enforce the intellectual property rights for inotersen and AKCEA-TTR-LRx even in the jurisdictions where the Company seeks protection.

If the proposed transaction is consummated, filing, prosecuting and defending patents covering inotersen and AKCEA-TTR-LRx in all countries and jurisdictions throughout the world would be prohibitively expensive, and the Company’s intellectual property rights in some countries outside the United States could be less extensive than those the Company could obtain in the United States. Although many of the key patent families protecting these product candidates were filed and are being pursued broadly in a large number of jurisdictions, that may not be the case for all relevant patent families. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as laws in the United States. Consequently, the Company may not be able to prevent third parties from practicing the Company’s inventions in all countries outside the United States, or from selling or importing products made using the Company’s inventions in and into the United States or other jurisdictions.

Competitors may use the Company’s technologies in jurisdictions where the Company does not pursue and obtain patent protection for inotersen or AKCEA-TTR-LRx to develop their own products. In addition, competitors may export otherwise infringing products to territories where the Company has patent protection, but enforcement is not as strong as that in the United States. These products may compete with inotersen and AKCEA-TTR-LRx and the Company’s patent rights or other intellectual property rights may not be effective or sufficient to prevent them from competing. Even if the Company pursues and obtains issued patents for inotersen and AKCEA-TTR-LRx in particular jurisdictions, the Company’s patent claims or other intellectual property rights may not be effective or sufficient to prevent third parties from so competing.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to biotechnology. This could make it difficult for the Company to stop competitors from infringing the Company’s patent rights or misappropriating the Company’s other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the Company’s right to enforce the Company’s patent rights against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. The Company must ultimately seek patent protection on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, the Company may choose not to seek patent protection in certain countries, and the Company will not have the benefit of patent protection in such countries.

In addition, proceedings to enforce the Company’s patent rights in foreign jurisdictions could result in substantial costs and divert the Company’s efforts and attention from other aspects of the Company’s business, could put the Company’s patent rights at risk of being invalidated or interpreted narrowly, could put the Company’s patent applications at risk of not issuing and could provoke third parties to assert claims against the Company. The Company may not prevail in any lawsuits that the Company initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, the Company’s efforts to enforce the Company’s intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that the Company develops or licenses.

If the Company does not obtain additional protection under the Hatch-Waxman Amendments and similar foreign legislation by extending the patent protection for inotersen and AKCEA-TTR-LRx, the Company’s business may be materially harmed.

Depending upon the timing, duration and specifics of the first FDA marketing authorization of inotersen and AKCEA-TTR-LRx, if the proposed transaction is consummated, a United States patent that the Company owns or license may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. Subject to satisfying various requirements, the Hatch-Waxman Amendments allow the owner of an approved product to extend patent protection for up to five years as compensation for patent term lost during product development and the FDA regulatory review process; provided, that the total term of the patent cannot be extended to a period exceeding fourteen years from the first approval of the product candidate. During this period of extension, the scope of protection is limited to the approved product and approved uses. Only one patent per approved product can be extended, and the same patent cannot be extended based on more than one product.

Although the Company plans on seeking patent term restoration for the Company’s products, if approved, the Company may not succeed if, for example, the Company fails to apply within applicable deadlines, fails to apply prior to expiration of relevant patents or otherwise fails to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than the Company requests. If the Company cannot obtain patent term restoration or the term of any such patent restoration is less than the Company requests, the Company’s competitors may enter the market and compete against the Company sooner than the Company anticipates, and the Company’s ability to generate revenue could be materially adversely affected.